Exhibit 99.2

INTRAWARE SETS ONE-FOR-TEN REVERSE STOCK SPLIT

ORINDA, Calif. – September 12, 2005 – Intraware, Inc. (Nasdaq:ITRA), the leading provider of electronic software and license delivery and management solutions for enterprise technology companies, today announced that its board of directors has voted to effect a reverse split of the company’s common stock at a ratio of one-for-ten.  The action follows authorization of the reverse split by Intraware stockholders at the company’s annual meeting, held on September 8, 2005.

The reverse split will be effective after the close of business on Monday, September 26, 2005. The company’s common stock will begin trading on the Nasdaq SmallCap Market adjusted for the reverse stock split on Tuesday, September 27, 2005.  As of August 31, 2005, Intraware had approximately 60,700,000 shares of common stock issued and outstanding.  Immediately following the reverse split, it will have approximately 6,070,000 common shares issued and outstanding.

Instead of issuing fractional shares of stock as a result of the reverse split, Intraware will issue cash to stockholders who would be entitled to receive fractional shares. Computershare Investor Services LLC will act as the exchange agent for exchanges of stock certificates in connection with the reverse split. The exercise or conversion price and the number of shares of common stock issuable under the Company’s outstanding preferred stock, warrants, stock options and stockholder rights plan will be proportionately adjusted to reflect the reverse stock split. Additional information about the reverse stock split is available in Intraware’s proxy statement filed with the Securities and Exchange Commission on July 20, 2005.

About Intraware, Inc.

Intraware, Inc. provides digital services that enable enterprise technology publishers to tie together licensing and software processes into a clean, simple customer experience. The Intraware SubscribeNet® service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware’s digital delivery and management solutions power business-to-business technology providers including Progress Software Inc, Xilinx Inc., EMC Corporation, Sybase Inc., RSA Security Inc. and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888.797.9773 or http://www.intraware.com.

© 2005 Intraware, Inc. Intraware is a registered trademark of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com